23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-208262 and 333-225898) on Form S-8 of our report dated March 5, 2021 with respect to the consolidated balance sheets of The Joint Corp. and Subsidiary and Affiliates as of December 31, 2020 and 2019 and the related consolidated income statement, stockholders' equity, and cash flows, for the years then ended, which report appears in the December 31, 2020 annual report on Form 10-K of The Joint Corp. and Subsidiary and Affiliates.

/s/ Plante & Moran, PLLC

March 5, 2021
Denver, Colorado